Paul J. Jones Vice President, General Counsel and Secretary

November 12, 2008

Regal Beloit Corporation
200 State Street
Beloit, Wisconsin 53511

Ladies and Gentlemen:

        I am Vice President, General Counsel and Secretary of Regal Beloit Corporation, a Wisconsin corporation (the “Company”), and in that capacity I have acted as counsel to the Company in conjunction with the preparation of a Form S-8 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 175,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), and the accompanying rights (“Rights”) to purchase shares of Common Stock, that may be issued pursuant to the Regal Beloit Corporation Retirement Savings Plan (the “Plan”). The terms of the Rights issuable under the Plan are as set forth in that certain Rights Agreement (the “Rights Agreement”), dated as of January 28, 2000, as amended, by and between the Company and EquiServe Trust Company, N.A. (as successor rights agent).

        As counsel to the Company, I have examined: (i) the Registration Statement; (ii) the Plan and related documents; (iii) resolutions of the Board of Directors of the Company relating to the Plan and the issuance of Common Stock and Rights pursuant thereto; (iv) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws; (v) the Rights Agreement; and (vi) such other corporate proceedings, documents and records as I have deemed necessary or appropriate to enable us to render this opinion.

        Based on the foregoing, I am of the opinion that:

        1.     The shares of Common Stock covered by the Registration Statement, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law with respect to wage claims or other debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

        2.     The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

Corporate Office • 200 State Street • Beloit, WI 53511-6254 • Fax 608-364-8818 • www.regal-beloit.com

        I consent to the use of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours, /s/Paul J. Jones Paul J. Jones